SMITH BARNEY INCOME FUND
10f-3 REPORT
July 1, 1998 through January 31, 1999



				Trade								% of
Issuer				Date	Selling Dealer			Amount
	Price	Issue

NYS Dorm Mental Health		7/17/98	Pru-Beche			$5,750,000
	$96.706	6.55%
5.00% due 2/15/2023			George K. Baum & Co.
					Samuel Ramirez
					Bear Stearns

Telephone & Data Systems	7/27/98	Merrill Lynch
	2,500,000	98.806	1.25%
7.00% due 8/1/2006

Loews Cineplex Ent.		7/31/98	Goldman, Sachs & Co.
	1,500,000	99.185	4.67
8.875% due 8/1/2008

Loews Cineplex Ent.		7/31/98	Goldman, Sachs & Co.
	1,000,000	99.185	5.75
8.875% due 8/1/2008

Loews Cineplex Ent.		7/31/98	Goldman, Sachs & Co.
	1,500,000	99.185	5.75
8.875% due 8/1/2008

AES Corp. 			8/4/98	J.P. Morgan			2,231,250	44.625
	0.03
(Common Stock)

Phoenix Civic Airport		8/6/98	Bear Stearns
	2,000,000	97.54	5.45
5.00% due 7/1/2025

Massachusetts Port. Auth. 		8/6/98	Paine Webber
	3,000,000	96.39	5.23
5.00% due 7/1/2028

Pennsylvania Tpke Rev. Trans.	8/6/98	Artemis Capital
	4,275,000	97.195	1.07
5.00% due 12/1/2018

NC Pitt Memorial Hosipital	8/28/98	Interstate Johnson
	3,000,000	98.122	8.93
5.00% due 12/1/2018

Washington, DC Conv. Center	9/17/98	Paine Webber
	2,300,000	97.991	3.78
5.00% due 10/1/2021

Royal Ahold Convertible Bond	9/24/98	Goldman, Sachs & Co.
	4,000,000	52.840	0.62
3.00% due 9/30/2003

Conoco Inc.			10/21/98	Morgan Stanley			12,075,000
	23.00	2.05

Conoco Inc.			10/21/98	Morgan Stanley			4,830,000
	23.00	2.05

New York City Water		10/22/98	Paine Webber
	6,450,000	98.349	7.76
5.00% due 6/15/2027			Morgan Stanley
					Dean Witter
					Artemis Capital
					William E. Simon & Sons
					J.P. Morgan
					Merrill Lynch
					Fleet Securities
					Lehman Brothers
					David Lerner Associates

Austin, Texas Utility		10/8/98	Morgan Stanley
	2,577,672	46.071	2.45
Zero coupon due 5/15/2015

NYS Dorm Muni Health		11/13/98	Lehman Brothers
	5,000,000	97.933	6.86
5.00% due 1/15/2023